UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2007
ReGen Biologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20805	23-2476415
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
411 Hackensack Avenue
Hackensack, NJ 07601
(201) 651-5140
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On October 19, 2007, ReGen Biologics, Inc. (the “Company”) filed a Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock of the Company (the “Certificate”) with the Secretary of State of the State of Delaware to designate and establish its Series E Convertible Preferred Stock, par value $0.01 per share (the “preferred shares”). The Certificate was effective upon filing.
The Certificate provides, among other things, that each preferred share is mandatorily convertible into 100 shares of common stock of the Company, par value $0.01 per share (“common shares”) (i) at such time as the Company’s certificate of incorporation is amended to increase the number of authorized common shares of the Company sufficient to permit the issuance of that number of common shares into which all issued and outstanding preferred shares are convertible, after taking into account all other common shares outstanding or required to be issued upon the conversion of any preferred stock of the Company or exercise of any options or warrants authorized by the Company, or (ii) upon the effectiveness of a reverse stock split of the currently issued and outstanding common shares of the Company in accordance with a Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, as amended, in the form to be prepared, presented to and approved by the Stockholders of the Corporation in accordance with the Delaware General Corporation Law (the “Reverse Split”) such that, upon the effectiveness of the Reverse Split there are sufficient common shares outstanding to permit the issuance of that number of common shares into which all issued and outstanding preferred shares are convertible, after taking into account all other common shares outstanding or required to be issued upon the conversion of any preferred stock of the Company or exercise of any options or warrants authorized by the Company.
The Certificate is filed as Exhibit 4.1 to this Form 8-K.
Item 9.01. Financial Statements and Exhibits.

4.1	Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock of ReGen Biologics, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOLOGICS, INC.
Date: October 19, 2007	By:	/s/ Brion D. Umidi
Brion D. Umidi
Senior Vice President and Chief Financial Officer